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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                                     of the
                         Securities Exchange Act of 1934


                        Date of Report (date of earliest
                       event reported): September __, 1998



                            Moyco Technologies, Inc.
                            ------------------------
             (Exact Name of Registrant as specified in its charter)



     Pennsylvania                       0-4123                 23-1697233
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(State or other jurisdiction         (Commission            (I.R.S. Employer
    of incorporation)                File Number)          Identification No.)



                  200 Commerce Drive, Montgomeryville, PA 18936
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Registrant's telephone number, including area code:    215-855-4300
                                                       ------------


                                      None
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         (Former name or former address, if changed since last report)



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Item 5.  Other Matters

         On September 4, 1998, Moyco Technologies, Inc. (the "Company"), announced that it was declaring a ten percent (10%) stock dividend on all shares of common stock outstanding of record September 18, 1998. The stock dividend will be issued on September 30, 1998.

         The number of shares of Moyco common stock issued, prior to the stock dividend, was Four Million One Hundred Thirty Five Thousand Three Hundred Forty (4,135,340). After the issuance of the stock dividend, the number of Moyco's outstanding shares issued will be increased by ten percent (10%) of the number of whole shares distributed to each shareholder, plus additional shares due to the issuance of one (1) additional share for each fractional share of .5 or more. Fractional shares in amounts less than .5 share will be rounded down and an additional share will not be distributed based on that fraction. This ten percent (10%) stock dividend is the initial step in a long term Board of Directors plan of annually issuing, to the Company's shareholders, stock dividends in amounts up to five percent (5%).

         Moyco is currently not in compliance with the Nasdaq market value of public float minimum listing requirement of $5,000,000. During the last several months, the market value of public float for Moyco has ranged from $3 million to $5.5 million. The stock dividend program is designed to help bring Moyco into compliance with the Nasdaq requirement and avoid possible delisting from the Nasdaq National Market.

         An application has been filed with Nasdaq requesting review of this matter and a temporary exemption from the requirement. The request for temporary exemption is based on various factors including positive financial results for the year ended June 30, 1998 to be released later this month. Moyco is in compliance with all other Nasdaq requirements. Moyco is requesting a temporary exemption from the requirement because it believes that in the near future it will exceed the current minimum Nasdaq public float requirement.

         The foregoing is a summary of the press release which is attached as Exhibit A to this report and is incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to Exhibit A.

SIGNATURE
         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   MOYCO TECHNOLOGIES, INC.


                                   By: /s/ Marvin E. Sternberg
                                       --------------------------------------
                                       Marvin E. Sternberg
                                       President and Chief Executive Officer
Date:  September 4, 1998

                                   Page 2 of 2


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                                    Exhibit A


News Release
Contact:  Joseph Sternberg
September 4, 1998

                   Moyco Announces Stock Dividend Program and
            Addresses Nasdaq Market Value of Public Float Requirement

Moyco Technologies, Inc. (MOYC: Nasdaq), a Montgomeryville, PA manufacturer of professional dental supplies and precision abrasives, has established a Stock Dividend Program. The Board of Directors has approved an initial ten percent (10%) stock dividend on all shares of common stock outstanding as of record September 18, 1998. The new shares will be distributed to shareholders on September 30, 1998.

The ten percent (10%) stock dividend is the first step of a plan to subsequently issue stock dividends, on an annual basis, of up to five percent (5%) of the outstanding common stock. According to Marvin Sternberg, President and CEO of Moyco, "We have recently completed a strong financial year. Our earnings report will be released later this month. We have made tremendous progress this year in building the businesses of Moyco. This plan for annually issuing stock dividends is one of the ways Moyco will evidence its long term commitment to shareholders. We are also hopeful that it will help address a listing requirement of the Nasdaq National Market."

Moyco is currently not in compliance with the Nasdaq market value of public float minimum listing requirement of $5,000,000. The amount of this requirement was increased by Nasdaq in 1996. During the last several months, the market value of public float for Moyco has ranged from $3 million to $5.5 million. The stock dividend program is designed to help bring Moyco into compliance with the Nasdaq requirement and avoid possible delisting from the Nasdaq National Market. An application has been filed with Nasdaq requesting review of this matter and a temporary exemption from the requirement. The request for temporary exemption is based on various factors including positive financial results for the year ended June 30, 1998 to be released later this month. Moyco is in compliance with all other Nasdaq requirements.

Moyco is requesting a temporary exemption from the requirement because it believes that in the near future it will exceed the current minimum Nasdaq public float requirement.

Commenting on the Nasdaq public float requirement, Sternberg stated, "Moyco is actually in a stronger financial position than at the time of our initial listing on the Nasdaq National Market. At that time, the market value of public float requirement was lower and, as a result, Moyco's market value of public float level exceeded the Nasdaq requirement. We are extremely pleased with our year end results. We believe that we will soon meet the market value of public float requirement."

Some statements contained in this release are forward looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical and anticipated results or other expectations expressed herein.